EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) by and between Medis Technologies Ltd., a Delaware corporation (the “Company”) with executive offices at 805 Third Avenue, New York, New York 10022, and Jose Mejia (“Executive”) is hereby entered into and effective as of September 19, 2008.

RECITALS

WHEREAS, the Company wishes to employ Executive as its President and Chief Executive Officer and Executive wishes to be employed by the Company in such capacities, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.             Employment and Duties.

(a) The Company hereby employs Executive in the positions of President and Chief Executive Officer of the Company (and such other positions consistent with his status as the President and Chief Executive Officer of the Company as shall be reasonably assigned to Executive by the Company’s Board of Directors (the “Board”)). Executive shall have all of the normal and customary responsibilities, duties and authorities customarily accorded to, and expected of, such positions, including those as may be established by the Board; provided that the nature of such responsibilities, duties and authorities shall not be materially inconsistent with Executive’s positions and duties hereunder or with those customarily accorded to, and expected of, a chief executive officer of a company similar to the Company. The Executive shall be included as a director nominee for the Company’s 2009 Annual Meeting of Stockholders and the Company’s annual meetings of stockholders thereafter through the end of the Term (as defined in Section 4 hereof), and the Executive agrees to so serve, if elected by the Stockholders of the Company, through the end of the Term but not thereafter.

(b) Executive hereby accepts this employment upon the terms and conditions contained herein and agrees to devote his full business time, attention and efforts to promote and further the business of the Company.  Executive shall not, during the Term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior consent of the Board.  Notwithstanding the foregoing limitations, provided that such activities neither interfere with the discharge of the duties and responsibilities of Executive hereunder nor violate the terms of Section 3 hereof, Executive shall be able to: (i) devote occasional business time to charitable, industry trade group and community activities and making personal passive investments in publicly traded securities in general and in competitors of the Company and its subsidiaries and affiliates; provided that Executive shall not in any event own more than 2% of the issued and outstanding securities of any such publicly traded company; and (ii) continue to serve as a member of the Board of Directors of Pella Windows and Doors and Liberty Property Trust, and serve on any committee thereof.

(c) The Company shall provide to Executive offices in the City of New York, County of New York for the performance of Executive’s services. The Company may, from time to time, require Executive to travel in carrying out Executive’s duties pursuant to this Agreement, including but not limited to the Company’s other offices and facilities.

(d) Executive faithfully shall adhere to, execute and fulfill all policies lawfully established by the Board acting in good faith.

2.             Compensation.  For all services rendered by Executive in any capacity required hereunder, the Company shall compensate Executive as follows:

(a) Base Salary.  During the Initial Term (as defined in Section 4 hereof), Executive shall be paid a base salary at a rate of $350,000 per year (or pro-rated amount for any partial year during the Initial Term) (the “Base Salary”), payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less frequently than monthly. For each successive Renewal Term (as defined in Section 4 hereof), the Base Salary shall be reviewed by the Board or the compensation committee thereof (the “Compensation Committee”) after consultation with Executive and may be increased, as determined in good faith relying in part on such consultation, by the Board or the Compensation Committee.

(b) Equity Incentive Compensation.

(i)
Upon the execution of this Agreement (the “Date of Grant”), the Company will issue to the Executive options to purchase 250,000 shares of the Company’s common stock (the “Incentive Options”) under the Company’s 2007 Equity Incentive Plan (the “Incentive Plan”). The Incentive Options will (1) bear an exercise price per share equal to 100% of the closing price of the underlying shares on the Date of Grant, (2) be exercisable for a period of 7 years from the Date of Grant, (3) provide for vesting of 100,000 shares on the one year anniversary of the Date of Grant, 100,000 shares on the two year anniversary of the Date of Grant and 50,000 shares on the three year anniversary of the Date of Grant, (4) immediately vest in full, to the extent unvested, and be fully exercisable, upon any termination of Executive by the Company without cause or by Executive for Good Reason (as defined in Section 4(d) hereof), (5) be issued as incentive stock options (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent permissible under applicable law and the Incentive Plan (for example, generally, the favorable tax treatment of incentive options are limited to $100,000 in any one year, computed by multiplying the exercise price of an option by the number of shares vesting in that year), (6) be subject to termination and other provisions as set forth in the Stock Option Agreement setting forth the terms of the Incentive Options, attached hereto as Exhibit A, and (7) otherwise have such other terms and conditions that are no less favorable to Executive than the terms and conditions applicable to stock options granted at or about the same time to other senior executives or directors of the Company.

(ii)
Upon the execution of this Agreement, the Company will issue to the Executive warrants to purchase 125,000 shares of the Company’s common stock (the “Warrants”). The Warrants will (1) bear an exercise price per share equal to 100% of the closing price of the underlying shares on the Date of Grant, (2) be exercisable for a period of 7 years from the Date of Grant, (3) provide for vesting of 50,000 shares on the one year anniversary of the Date of Grant, 25,000 shares on the two year anniversary of the Date of Grant and 50,000 shares on the three year anniversary of the Date of Grant, (4) immediately vest in full, to the extent unvested, and be fully exercisable, upon any termination of Executive by the Company without cause or by Executive for Good Reason and (5) be subject to termination and other provisions as set forth in the Warrant Agreement setting forth the terms of the Warrants, attached hereto as Exhibit B.

(iii)
The Company may at any time and from time to time in its sole discretion consider Executive for future annual or other grants of stock options, restricted shares or other forms of equity incentive compensation.

(c) Vacation.  Executive shall be entitled to four (4) weeks (i.e., twenty (20) days) paid vacation per year, pro-rated for partial years (the “Annual Vacation Days”); provided, however, that Executive shall not be compensated for any unused Annual Vacation Days or Carryforward Vacation Days (as defined below) upon termination of this Agreement or Executive’s employment by the Company. Executive shall be entitled to carry forward his unused Annual Vacation Days from each year, but only up to the lesser of (i) thirty percent (30%) of the Annual Vacation Days or (ii) the number of unused Annual Vacation Days from that year  (by way of illustration, if no vacation is taken in a particular year, then 6 days will be carried forward to the next year (30% of 20 days), but if 15 days of vacation are taken in a particular year, then 5 days will be carried forward to the next year) (the “Carryforward Vacation Days”).

(d) Incentive Bonus Plan.  Commencing on and for the fiscal year ending December 31, 2009 and annually thereafter until termination of this Agreement, Executive shall be eligible to receive a fiscal year end performance bonus (the “Bonus”), which shall constitute a wage, based upon the Company’s level of achievement of pre-established performance goals that shall be determined by the Board and the Compensation Committee (acting in good faith), but only after consultation with the Executive, based on the Board approved budget for such year (excluding extraordinary gains). Such pre-established performance goals shall be reduced to writing and delivered to the Executive upon adoption prior to the commencement of the fiscal year to which such pre-established performance goals relate. The Bonus, if any, will be paid to Executive in accordance with policies established by the Board or the Compensation Committee, from time to time, with respect to the method and timing for payment of bonuses to executives of the Company generally, and shall be paid pro rata for partial fiscal years.

(e) Benefits and Other Compensation.  Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)
The Company shall include Executive as a covered insured under its Directors and Officers insurance policy and any other liability or similar insurance policies, if provided to other senior executives of the Company.

(ii)
The Company shall make payments aggregating $35,000 to Executive for relocation expenses, which payments shall be payable by the Company in three installments, as follows: (1) on December 31, 2008; $11,667.00; (2) on March 31, 2009, $11,667.00; and (3) on June 30, 2009, $11,666.00.

(iii)
Reimbursement for all business travel and other out-of-pocket expenses actually, reasonably and properly incurred by Executive in the performance of his services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, and shall be reimbursed no less than on a monthly basis.

(iv)	An automobile allowance of $600.00 per month during the Term.

(f) Payment.  Except as otherwise provided herein, payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and source deductions.

(g) Cessation of Employment.  In the event Executive shall cease to be employed by the Company for any reason, Executive’s compensation and benefits shall cease on the date of such event, except as otherwise provided herein.

3.             Non-Competition Agreement.

(a) Executive shall not, without the prior consent of the Board, during any Term  and for the Applicable Period, for himself or on behalf of, or in conjunction with, any other person, company, partnership, corporation, entity or business of whatever nature, either directly or indirectly:

(i)
engage, as an officer, director, shareholder, member, manager, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an executive, independent contractor, agent, consultant or advisor, or as a sales representative, in any business selling any products or services that compete with the products or services offered by the Company at the time of termination of Executive’s employment hereunder, anywhere in the United States and in any other country in which the Company does business;

(ii)
solicit any person who is at that time, or at any time within the preceding ninety (90) days of the time of the proposed call was, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such employee for Executive or any other Person; provided, however, that this Section 3(a)(ii) shall not apply to any person who independently contacts Executive during the Applicable Period in response to a general solicitation by a person or entity with which Executive is affiliated published in a newspaper or other publication of general circulation that is not specifically targeted at the Company’s employees; or

(iii)
solicit any person or entity that is at that time, or that was, at any time within the twelve (12) months prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company.

For the purposes of this Agreement the term “Applicable Period” shall mean twelve (12) months from the date Executive ceases to be an employee of the Company, regardless of the reason for separation.

(b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders, without the necessity of posting a bond or other security.

(c) It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities, business and plans of the Company on the date of the execution of this Agreement, and Executive’s compensation hereunder, in part, constitutes consideration for this covenant; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with any change in the activities, business or plans of the Company throughout the term of this Agreement.

(d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant or part thereof shall not affect the remainder of such covenant or provisions of any other covenant.

(e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants; provided that the Company is not in breach of any obligation with respect to the payment of Severance (as defined in Section 4(e) hereof) and the Company’s breach of such obligation is a result of circumstances other than Executive’s breach of Section 3 or Section 6 hereof.

(f) Notwithstanding any of the foregoing, if any applicable law shall reduce the time period or scope during which Executive shall be prohibited from engaging in any competitive activity described in Section 3(a) hereof, the period of time or scope for which Executive shall be prohibited pursuant to Section 3(a) hereof shall be the maximum time or scope permitted by law.

4.             Term; Termination; Rights on Termination.  The term of this Agreement shall begin on the date hereof and shall continue until December 31, 2011 (the “Initial Term”) and, unless terminated as herein provided, shall be automatically renewed at the end of the Initial Term for a period of one (1) year and thereafter for successive one (1) year terms (each such one (1) year term, a “Renewal Term”), on the same terms and conditions contained herein with such changes, additions, deletions or modifications as may be agreed to in writing by Executive and the Company  (the Initial Term and each Renewal Term, each a “Term”), until either party notifies the other party in writing at least one hundred twenty (120) days prior to the expiration of the then current Term that he or it does not want the Term to so renew. It is acknowledged and understood that this Agreement shall remain in full force and effect during any notice period until the actual termination date hereof, subject to the terms hereof. This Agreement and Executive’s employment may be terminated in any one of the following ways:

(a) Death.  Executive’s employment hereunder shall immediately terminate upon his death, and the Company shall pay to Executive’s estate (i) all Base Salary earned as of the date of his death but unpaid, (ii) Bonus amounts, if any, earned as of the date of his death but unpaid and (iii) all other unpaid benefits from the period prior to the date of his death.

(b) Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall not have performed his duties hereunder on a full-time basis for three (3) consecutive months or for one hundred twenty (120) days in any twelve (12) month period, the Executive’s employment under this Agreement may be terminated by the Company upon ten (10) days written notice if Executive is unable to resume his full time duties at the conclusion of such notice period.  The Executive’s compensation during any period of disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current annual Base Salary, reduced by the amounts of disability pay, if any, paid to the Executive under any Company disability program. The Executive shall not be entitled to any further salary or other compensation from the Company for any period subsequent to the effective date of such termination, except for (i) all Base Salary earned as of the date of such termination but unpaid, (ii) Bonus amounts, if any, earned as of the date of his termination but unpaid, (iii) all other unpaid benefits from the period prior to the date of such termination, and (iv) any other pay and benefits, if any, in accordance with then existing severance policies of the Company and Company benefit plans.

(c) Termination by Company.

(i)
For Cause.  The Company may terminate the Agreement immediately upon written notice to Executive for cause, which shall mean: (1) Executive’s willful misconduct or gross negligence in the performance or nonperformance of any of Executive’s material duties and responsibilities hereunder; (2) Executive’s continued and willful refusal promptly to follow any lawful direction of the Board, provided that if the Executive disagrees in good faith with such lawful direction in writing within a reasonable period of time after such lawful direction is given, then the Board and the Executive shall in good faith discuss such disagreement and attempt to resolve same within a reasonable period of time based on the facts and circumstances of the disagreement, provided further that if such disagreement is not so resolved, the Executive shall promptly follow and comply with such lawful direction of the Board; (3) Executive’s willful misconduct or gross negligence in the performance or intentional nonperformance of his duties and responsibilities (regardless of materiality) under this Agreement, which in the aggregate, constitute a material nonperformance hereunder; (4) Executive’s willful misrepresentation, fraud, illegal drug abuse, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects, or can reasonably be expected so to affect, the operations, prospects or reputation of the Company; (5) Executive’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (6) Executive’s material breach of any fiduciary duty owed to the Company or breach of the provisions of Section 3 or Section 6 hereof, which breach is not cured within ten (10) days of written notice to Executive or is incapable of cure; (7) any other willful and material breach by Executive of this Agreement that is not cured within ten (10) days of written notice to Executive or is incapable of cure; or (8) any other errors, acts or omissions or any other reason which constitutes termination for cause under applicable law. In the event of a termination for cause, as contemplated in this subsection 4(c)(i), the Company shall have no further obligation to make any payments to Executive or to provide any other benefits to him hereunder except for any Base Salary, reimbursement or other benefits that have accrued or vested but not been paid as of the effective date of such termination.

(ii)
Without Cause. The Company may at any time during any Term terminate this Agreement, if such termination is approved by the Board.  In the event of a termination by the Company without cause, or upon the failure by the Company to agree to renew the Term pursuant to Section 4 hereof and the Executive in good faith wishes to renew such Term, the Company’s obligations hereunder shall be as follows: (1) paying Severance to Executive in accordance with subsection 4(e) hereof; (2) paying a pro rata Bonus for the year of such termination; and (3) providing to Executive any other benefits hereunder that have accrued or vested but have not been paid as of the effective date of such termination.  The payments hereunder shall be made as and when such payments would have been made had Executive’s employment not have terminated hereunder. The Company’s obligation to pay the amount referred to in subsection 4(c)(ii)(1) shall be subject to Executive’s duty to mitigate his damages following the date on which this Agreement is terminated in accordance with this subsection 4(c)(ii). Except as provided herein, all other obligations of the Company under this Agreement shall cease as of the date of termination. The payments and other benefits due to Executive hereunder shall be inclusive of all statutory or other legal severance entitlements of Executive.

(d) Termination by Executive.  Executive may at any time during the Term terminate his employment hereunder (i) upon One Hundred Twenty (120) days prior written notice to the Company for any reason other than for Good Reason or (ii) for Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events unless Executive specifically agrees in writing by the Company and the Executive that such event shall not be Good Reason: (A) any material breach of this Agreement by the Company; provided, however, that no such material breach described in this subsection shall constitute Good Reason unless Executive gives the Company ten (10) days’ prior written notice of such act or omission and the Company fails to cure such act or omission within the ten (10) day period after delivery of such notice (except that Executive shall not be required to provide such notice in case of intentional acts or omissions by the Company or more than once in cases of repeated acts or omissions); or (B) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement.

(e) Severance.  If Executive’s employment is terminated by the Company pursuant to Section 4(c)(ii) or by Executive for Good Reason, the Company shall, subject to Executive’s execution of a release, whereby the Executive releases the Company from all statutory and other claims or rights that Executive may have against the Company and its current and former officers, directors, and employees, including, but not limited to, all statutory claims or rights relating to Executive’s employment and/or termination (but excluding any claims or rights relating to the Company's obligations to pay Executive Severance due and owing to him hereunder), in a form reasonably acceptable to the Company (a “Release”), continue to pay Executive his then current Base Salary (the “Severance”) for a period of twelve (12) months (the “Severance Period”).  The Severance is expressly understood and agreed not to be salary or payroll compensation to an Executive, but rather, severance to a former Executive. Notwithstanding anything herein to the contrary, if Executive has breached a provision of Section 6 of this Agreement, or has breached a provision of Section 3 or Section 5 of this Agreement and Executive has failed to cure such breach within ten (10) days of notice from the Company describing such breach in reasonable detail, then the Severance payments shall terminate immediately. In the event Executive executes a Release in accordance with this Section 4(e), the Company shall execute a release, whereby the Company releases the Executive from all statutory and other claims or rights that the Company may have against the Executive; provided that such release shall immediately and with no further action on the part of either party be of no force and effect, and shall be null and void, if following the Executive’s termination of employment circumstances arise or are discovered with respect to the Executive that would have constituted cause for termination of employment hereunder.

(f) Deferral of Payments Necessary to Avoid Taxation Under Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. Notwithstanding any provision to the contrary in this Agreement, to the extent that the Executive is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Section 409A) or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive will pay the full cost of premiums for such welfare benefits during the Delay Period and the Company will pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

5.             Inventions.  Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, that have been conceived or made prior to the date hereof or that are conceived or made by Executive following the date hereof, solely or jointly with another, during any Term and that are directly related to the business or activities of the Company whether or not conceived during or after regular business hours or using any property or facilities of the

Company.  Executive hereby assigns and agrees to assign all of his right, title and interest in and to any such intellectual property to the Company or its nominee and Executive hereby expressly waives any and all moral rights he may have in or in relation to such intellectual property.  Executive covenants and agrees to sign all such documents, instruments or agreements and to perform all such acts or otherwise assist the Company as are reasonably necessary in order to perfect and give effect to the foregoing assignment of intellectual property rights and, to the extent applicable, waiver of moral rights therein.  Executive agrees that all such materials that he develops or conceives and/or documents related thereto during such period shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe in perpetuity.  Executive agrees that in furtherance of the foregoing, he shall disclose, deliver and assign to the Company all such conceptions, ideas, improvements and discoveries and shall execute all such documents, including patent, trademark and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof.  Should any arbitrator or court of competent jurisdiction ever hold that such materials do not constitute works made-for-hire, Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the patents, trademarks, copyrights and any other proprietary rights arising therefrom.  Executive reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to Executive for the materials and the contributions he will make to the development of any such information or materials.  Executive agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and will, at the request of the Company, execute any and all instruments or documents reasonably necessary or desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information and materials.

6.             Confidential Information and Trade Secrets.  Executive acknowledges and agrees that all Confidential Information, Trade Secrets and other property delivered to, or compiled by, Executive by or on behalf of the Company or its representatives, vendors or customers that pertain to the business of the Company shall be, and remain, the property of the Company and be subject at all times to its discretion and control.  Executive agrees that he shall maintain strictly the confidentiality of, and shall not disclose any such Confidential Information or Trade Secrets to any person without the prior written consent of the Board.

For purposes hereof, the parties agree that “Confidential Information” means and includes:

•
All business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, franchising arrangements and agreements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company;

•	All information and materials that are proprietary and confidential to a third party and that have been provided to the Company by such third party for the Company’s use; and

•	All information derived from such Confidential Information.

Confidential Information shall not include information and materials that are (i) already, or otherwise become, known by, or generally available to, Executive or the public, other than as a result of an act or omission by the Executive in breach of the provisions of this Agreement or any other applicable agreement between the Executive and the Company or by another party in violation of an obligation of confidentiality to the Company; (ii) required to be disclosed for Executive not to be in violation of any applicable law or regulation; (iii) required to be disclosed by Executive in connection with the enforcement of any of his rights under this Agreement or any other agreements between Executive and the Company; or (iv) required to be disclosed pursuant to an order of, or are necessary to be disclosed in connection with any litigation or other proceeding in which testimony is compelled before, any court or like entity or governmental authority; provided that in any such case, Executive shall provide the Company with prompt notice of such request, order or intended disclosure, cooperate reasonably with the Company in resisting or limiting, as appropriate, the disclosure of such Confidential Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Company has had a reasonable opportunity to resist such disclosure, unless he is ordered otherwise pursuant to an order of a court of competent jurisdiction or he is advised by his counsel that such disclosure must be made at such time to avoid any legal penalty.

For purposes hereof, the term “Trade Secret” shall mean trade secrets of the Company, including, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

7.             Return of Company Property; Termination of Employment.  At such time as Executive’s employment with the Company is terminated for any reason under Sections 4(b), 4(c) or 4(d) hereof, he shall be required to participate in an exit interview for the purpose of assuring a proper termination of his employment and his obligations hereunder.  On or before the actual date of any termination, Executive or his representatives shall return to the Company all of the Company’s records, materials and other physical objects obtained during his employment with the Company, including, without limitation, all Company credit cards and access keys and all materials, containing or derived from any Trade Secrets or Confidential Information.

8.             No Prior Agreements.  Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.  Further, Executive agrees to indemnify the Company for, and hold the Company harmless from, and against, all claims by any third party that such third party may now have, or may hereafter come to have, against the Company based upon, or arising out of, any violation of breach or any noncompetition, invention or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement, and all other expenses directly related thereto incurred by the Company, including, but not limited to, reasonable attorneys’ fees and expenses and expenses of investigation.

9.             Non-disparagement.  The Parties agree that, other than in connection with any lawsuit, arbitration or other proceeding arising from or relating to this Agreement, (a) Executive will not denigrate, disparage, criticize, or make any negative statements concerning the Company or its affiliates or any of their respective officers, directors or employees and (b) the Company will not denigrate, disparage, criticize, or make any negative statements concerning Executive.

10.           Binding Effect; Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.  Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills.  Executive agrees, therefore, that he cannot assign all or any portion of his performance obligations under this Agreement.

11.           Complete Agreement.  Executive has no oral representations, understandings or agreements with the Company or any of its affiliates or any of its officers, directors or representatives covering the same subject matter as this Agreement and the Exhibits hereto. This written Agreement and the Exhibits hereto are the final, complete and exclusive statement and expression of the agreement between the Company and Executive regarding the subject matter contained herein and therein and of all the terms of this Agreement and the Exhibits, it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements and any such prior agreements are hereby superseded by this Agreement.

12.           Notices.

(a) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)	delivered personally to the Executive or, in the case of the Company, to the address and person noted below,

(ii)	sent to the party entitled to receive it by registered mail, postage prepaid, mailed in the United States,

(iii)	sent by facsimile machine.

(b) Notices shall be sent to the following addresses or facsimile numbers:

(i)	in the case of the Executive,

Jose Mejia 185 Corwin Street San Francisco, California 94114 Facsimile: (415) 520-5664

(ii)	in the case of the Company,

Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
Attention:  Board of Directors
Facsimile:   (212) 935-9216

with a copy to,

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10022
Attention: Stephen E. Fox, Esq.
Facsimile: (212) 545-3476

or to such other address or facsimile number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(c) Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(i)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(ii)	if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the third business day following the date of mailing; and

(iii)	if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date the sender receives the facsimile answer back confirming receipt by the recipient.

13.           Severability; Pleadings.  It is the intention of the parties that the provisions hereof shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable.  In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

14.           Company Actions.  Executive acknowledges that, except as provided in Section 3(e) hereof, in any action by the Company to enforce the provisions of this Agreement, claims asserted by Executive against the Company arising out of his employment with the Company or otherwise shall not constitute a defense to enforcement of his obligations hereunder.

15.           Governing Law and Forum.  This Agreement shall in all respects be construed according to the laws of the State of New York, without regard to its choice of law principle (other than Section 5-1401 of the General Obligations Law of the State of New York). The Company and the Executive agree that any claims concerning the rights and obligations of the parties or any other issue arising under this Agreement shall be brought in New York Supreme Court, County of New York, or the United States District Court for the Southern District of New York, and that such courts shall have exclusive jurisdiction over litigation involving any such claims. The Company and the Executive agree to submit to the jurisdiction of such courts and that they will not raise lack of personal jurisdiction or inconvenient forum as defenses in any such litigation.

16.           Counterparts.  This Agreement may be executed in counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when all counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile) by the parties.

17.           Modifications.  This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer.  No waiver by Executive or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision.  The failure of Executive or the Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to either of them.

18.           Survival.  The provisions of Sections 3, 4(e), 4(f), 5, 6, 7, 8 and 9 hereof shall survive termination of this Agreement for any reason.

19.           EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY INDEPENDENT LEGAL COUNSEL OF HIS CHOOSING AND THAT THE COMPANY GAVE HIM A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT THAT WOULD PREVENT HIM FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH HEREIN.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

COMPANY:

MEDIS TECHNOLOGIES LTD.

By:	/s/ Robert K. Lifton
Name: Robert K. Lifton
Title: Chairman

EXECUTIVE:

/s/ Jose Mejia
Jose Mejia

EXHIBIT A

OPTION AGREEMENT

MEDIS TECHNOLOGIES LTD.

2007 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

AGREEMENT, dated as of September 19, 2008, between Medis Technologies Ltd., a Delaware corporation (the “Company”), and Jose Mejia (the “Grantee”).

W I T N E S S E T H:

WHEREAS, as of April 18, 2007, the Company adopted the Medis Technologies Ltd. 2007 Equity Incentive Plan, as amended on August 11, 2008 (the “Plan”), which Plan authorizes, among other things, the grant of options to purchase shares of common stock, $.01 par value per share (“Common Stock”), of the Company to directors, officers and employees of the Company and to other individuals;

WHEREAS, on the date hereof, the Grantee and the Company entered into an Employment Agreement (as amended, restated, modified or replaced, the “Employment Agreement”) pursuant to which, among other things, the Company agreed to grant to Grantee the option documented herein; and

WHEREAS, the Company’s Compensation Committee, as administrator of the Plan, has determined that it would be in the best interests of the Company to grant the option documented herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1              Definitions.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2              Grant of Option. Subject to the terms and conditions of the Plan and as set forth herein, the Company hereby grants to the Grantee, as of date hereof, an option (the “Option”) to purchase from the Company all or any part of an aggregate number of 250,000 shares of Common Stock (the “Optioned Shares”)

3              Vesting. Subject to such further limitations or conditions as are provided in the Plan and as set forth herein, the Option shall become exercisable at a per share price of $2.38 (“Exercise Price”), the Grantee having the right hereunder to purchase from the Company the indicated number of Optioned Shares upon exercise of the Option, on and after such dates, in cumulative fashion:

Vesting Date	Non−Qualified Stock Options	Incentive Stock Options	102 Capital Gains Track Option Award (with Trustee) (Israel)	102 Ordinary Income Track Option Award (with Trustee) (Israel)	102 Non-Trustee Option Award (Israel)	3(9) Option Award (Israel)
September 19, 2009 September 19, 2010 September 19, 2011	--- --- ---	100,000 100,000 50,000	--- --- ---	--- --- ---	--- --- ---	--- --- ---

Only those Optioned Shares indicated above as “Incentive Stock Options” are intended by the parties hereto to be, and be treated as, “incentive stock options” (as such term is defined under Section 422 of the Code). Notwithstanding the foregoing grant of Incentive Stock Options, to the extent that the aggregate Fair Market Value of Optioned Shares with respect to which the Incentive Stock Options are exercisable for the first time by the Grantee during any calendar years exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Nonqualified Stock Options. The Option may not be exercised with respect to less than 100 Optioned Shares (or the Optioned Shares then subject to purchase under the Option, if less than 100 shares) or for any fractional shares.

4              Termination of Option. (a)  The Option, to the extent not previously exercised, shall terminate and become null and void on September 19, 2015 (the “Option Expiration Date”).

(b) Subject to the provisions of Section 5 hereof, and except as otherwise provided in this Section 4, upon the Grantee’s ceasing for any reason to be employed by the Company or a Subsidiary pursuant to the terms of the Employment Agreement or otherwise (such occurrence being a “termination of the Grantee’s employment”), the Option, to the extent not previously exercised, shall terminate and become null and void twelve (12) months after such termination of the Grantee’s employment, or upon the Option Expiration Date, whichever occurs first.

(c) Upon a termination of the Grantee’s employment for Cause or if following the Grantee’s termination of employment, circumstances arise or are discovered with respect to the Grantee that would have constituted Cause for termination of employment, the Option, to the extent not previously exercised, shall terminate and become null and void immediately upon such termination of the Grantee’s employment (or when such circumstances arise or are discovered).

(d) Subject to the provisions of Section 5 hereof, and except as otherwise provided in this Section 4 (other than Section 4(b)), upon a termination of the Grantee’s employment by reason of permanent disability (within the meaning of Section 22(e)(3) of the Code) or by reason of the death of the Grantee, the Option, to the extent not previously exercised, shall terminate and become null and void twelve (12) months after such termination of the Grantee’s employment, or upon the Option Expiration Date, whichever occurs first.

5              Exercisability. (a)  Upon a termination of the Grantee’s employment for any reason, pursuant to the terms of the Employment Agreement or otherwise, the Option shall be exercisable only to the extent that the Option is vested and is in effect on the date of such termination of the Grantee’s employment. Notwithstanding the foregoing, the Option shall immediately vest in full, to the extent unvested, and be fully exercisable to the extent unexercised, upon any termination of Grantee’s employment by the Company without Cause or by Executive for Good Reason (as defined in the Employment Agreement).

2

(b) To the extent exercisable, the Option may be exercised by a legal representative on behalf of the Grantee in the event of such permanent disability, or, in the case of the death of the Grantee, by the estate of the Grantee or by any person or persons who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Grantee.

6              Manner of Exercise. (a)  The Option may be exercised in full at one time or in part from time to time for the number of Optioned Shares then exercisable by giving written notice, signed by the person exercising the Option, to the Company, stating the number of Optioned Shares with respect to which the Option is being exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice.

(b) Full payment by the Grantee of the Exercise Price for the Optioned Shares purchased shall be made on or before the exercise date specified in the notice of exercise by delivery of (i) cash or a check payable to the order of the Company in an amount equal to such Exercise Price, (ii) shares of Common Stock owned by the Grantee having a Fair Market Value equal in amount to such Exercise Price, or (iii) any combination of the preceding clauses (i) and (ii).

(c) The Company shall be under no obligation to issue any Optioned Shares unless the person exercising the Option, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and substance to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring such Optioned Shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such Optioned Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law.

(d) Upon exercise of the Option in the manner prescribed by this Section 6, delivery of a certificate for the Optioned Shares then being purchased shall be made at the principal office of the Company to the person exercising the Option within a reasonable time after the date of exercise specified in the notice of exercise.

7              Non−Transferability of Option. The Option shall not be assignable or transferable by the Grantee other than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the Grantee only by the Grantee. The Option shall terminate and become null and void immediately upon the bankruptcy of the Grantee, or upon any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

8              No Special Employment Rights. Neither the granting of the Option nor its exercise shall be construed to confer upon the Grantee any right with respect to the continuation of his or her employment by the Company (or any subsidiary of the Company) or interfere in any way with the right of the Company (or any subsidiary of the Company), subject to the terms of the Employment Agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Grantee from the rate in existence as of the date hereof.

3

9              Tax Consequences.  (a)  All tax consequences under any Applicable Law which may arise from the grant of this Option or the exercise thereof, the sale or disposition of any Optioned Shares granted hereunder or issued upon exercise of this Option or from any other action of the Grantee in connection with the foregoing shall be borne and paid solely by the Grantee, and the Grantee shall indemnify the Company, and its Subsidiaries and Affiliates, and shall hold them harmless against and from any liability for any such tax or penalty, interest or indexation thereon. The Grantee agrees to, and undertakes to comply with, any ruling, settlement, closing agreement or other similar agreement or arrangement with any tax authority in connection with the foregoing which is approved by the Company.  The Grantee is advised to consult with a tax advisor with respect to the tax consequences of receiving or exercising this Option.  The Company does not assume any responsibility to advise the Grantee on such matters, which shall remain solely the responsibility of the Grantee.

(b)           The Grantee shall notify the Company in writing promptly and in any event within ten (10) days after the date on which the Grantee first obtains knowledge of any tax bureau inquiry, audit, assertion, determination, investigation, or question relating in any manner to the Option granted or received hereunder or Optioned Shares issued thereunder and shall continuously inform the Company of any developments, proceedings, discussions and negotiations relating to such matter, and shall allow the Company and its representatives to participate in any proceedings and discussions concerning such matters. Upon request, the Grantee shall provide to the Company any information or document relating to any matter described in the preceding sentence, which the Company, in its discretion, requires.

10            No Rights of Stockholder. The Grantee shall not be deemed for any purpose to be a stockholder of the Company with respect to the Option except to the extent that the Option shall have been exercised with respect thereto and, in addition, a stock certificate shall have been issued theretofore and delivered to the Grantee.

11            Amendment. Subject to the terms and conditions of the Plan, the Board or a committee appointed by the Board to administer the Plan (the “Committee”), whichever shall then have authority to administer the Plan, may amend this Agreement with the consent of the Grantee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of the Plan.

12            Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.

13            Incorporation of Plan by Reference. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. In the event of any inconsistency between the Plan and this Agreement, the Plan shall govern. The Board or the Committee, whichever

4

shall then have authority to administer the Plan, shall interpret and construe the Plan and this Agreement, and their interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

14            Acknowledgement.  The Grantee acknowledges receipt of the copy of the Plan attached hereto as Exhibit A.

15            Governing Law. The validity, construction and interpretation of this Agreement shall be governed by and determined in accordance with the laws of the State of New York.

[SIGNATURES ON NEXT PAGE]

5

IN WITNESS WHEREOF, the undersigned have executed this Option Agreement as of the date above written.

MEDIS TECHNOLOGIES LTD.

By:	/s/ Robert K. Lifton
Name: Robert K. Lifton
Title: Chairman

GRANTEE:

/s/ Jose Mejia
Name: Jose Mejia

6

Exhibit A

2007 Equity Incentive Plan

7

Exhibit B

WARRANT AGREEMENT

Exhibit B

MEDIS TECHNOLOGIES LTD.

WARRANT AGREEMENT

WARRANT AGREEMENT, dated as of September 19, 2008, between Medis Technologies Ltd., a Delaware corporation (the “Company”), and Jose Mejia (the “Grantee”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Grantee and the Company entered into an Employment Agreement (as amended, restated, modified or replaced, the “Employment Agreement”) pursuant to which, among other things, the Company agreed to grant to Grantee the warrant documented herein; and

WHEREAS, the Company’s Compensation Committee (the “Committee”) has determined that it would be in the best interests of the Company to grant the warrant documented herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1    Grant of Warrant. Subject to the terms and conditions as set forth herein, the Company hereby grants to the Grantee, as of date hereof, a warrant (the “Warrant”) to purchase from the Company all or any part of an aggregate number of 125,000 shares of common stock, $.01 par value per share (“Common Stock”), of the Company (the “Warrant Shares”).

2    Vesting. Subject to such further limitations or conditions as set forth herein, the Warrant shall become exercisable at a per share price of $2.38 (“Exercise Price”), the Grantee having the right hereunder to purchase from the Company the indicated number of Warrant Shares upon exercise of the Warrant, on and after such dates, in cumulative fashion:

Vesting Date	Number of Warrant Shares
September 19, 2009	50,000
September 19, 2010	25,000
September 19, 2011	50,000

The Warrant may not be exercised with respect to less than 100 Warrant Shares (or the Warrant Shares then subject to purchase under the Warrant, if less than 100 shares) or for any fractional shares.

3    Termination of Warrant. (a)  The Warrant, to the extent not previously exercised, shall terminate and become null and void on September 19, 2015 (the “Warrant Expiration Date”).

(b) Subject to the provisions of Section 4 hereof, and except as otherwise provided in this Section 3, upon the Grantee’s ceasing for any reason to be employed by the Company or a subsidiary thereof pursuant to the terms of the Employment Agreement or otherwise (such occurrence being a “termination of the Grantee’s employment”), the Warrant, to the extent not previously exercised, shall terminate and become null and void twelve (12) months after such termination of the Grantee’s employment, or upon the Warrant Expiration Date, whichever occurs first.

(c) Upon a termination of the Grantee’s employment for Cause (as defined in the Company’s 2007 Equity Incentive Plan, as amended (the “Plan”)) or if following the Grantee’s termination of employment, circumstances arise or are discovered with respect to the Grantee that would have constituted Cause for termination of employment, the Warrant, to the extent not previously exercised, shall terminate and become null and void immediately upon such termination of the Grantee’s employment (or when such circumstances arise or are discovered).

(d) Subject to the provisions of Section 4 hereof, and except as otherwise provided in this Section 3 (other than Section 3(b)), upon a termination of the Grantee’s employment by reason of permanent disability (within the meaning of Section 22(e)(3) of the Code) or by reason of the death of the Grantee, the Warrant, to the extent not previously exercised, shall terminate and become null and void twelve (12) months after such termination of the Grantee’s employment, or upon the Warrant Expiration Date, whichever occurs first.

4    Exercisability. (a)  Upon a termination of the Grantee’s employment for any reason, pursuant to the terms of the Employment Agreement or otherwise, the Warrant shall be exercisable only to the extent that the Warrant is vested and is in effect on the date of such termination of the Grantee’s employment. Notwithstanding the foregoing, the Warrant shall immediately vest in full, to the extent unvested, and be fully exercisable to the extent unexercised, upon any termination of Grantee’s employment by the Company without Cause or by Executive for Good Reason (as defined in the Employment Agreement).

(b) To the extent exercisable, the Warrant may be exercised by a legal representative on behalf of the  Grantee in the event of such permanent disability, or, in the case of the death of the Grantee, by the estate of the Grantee or by any person or persons who acquired the right to exercise the Warrant by bequest or inheritance or by reason of the death of the Grantee.

5    Manner of Exercise. (a)  The Warrant may be exercised in full at one time or in part from time to time for the number of Warrant Shares then exercisable by giving written notice, signed by the person exercising the Warrant, to the Company, stating the number of Warrant Shares with respect to which the Warrant is being exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice.

(b) Full payment by the Grantee of the Exercise Price for the Warrant Shares purchased shall be made on or before the exercise date specified in the notice of exercise by delivery of (i) cash or a check payable to the order of the Company in an amount equal to such Exercise Price, (ii) shares of Common Stock owned by the Grantee having a Fair Market Value (as defined in the Plan) equal in amount to such Exercise Price, or (iii) any combination of the preceding clauses (i) and (ii).

2

(c) The Company shall be under no obligation to issue any Warrant Shares unless the person exercising the Warrant, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and substance to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring such Warrant Shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such Warrant Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law.

(d) Upon exercise of the Warrant in the manner prescribed by this Section 5, delivery of a certificate for the Warrant Shares then being purchased shall be made at the principal office of the Company to the person exercising the Warrant within a reasonable time after the date of exercise specified in the notice of exercise.

6    Non−Transferability of Warrant. The Warrant shall not be assignable or transferable by the Grantee other than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the Grantee only by the Grantee. The Warrant shall terminate and become null and void immediately upon the bankruptcy of the Grantee, or upon any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the Warrant.

7    Effect of Certain Changes.

(a) General. With respect to Common Stock, in the event of a subdivision of the outstanding shares of the Company, any payment of a stock dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a reverse stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall make such adjustments as determined by the Committee to be appropriate in order to adjust (i) the number of Warrant Shares available for grant hereunder and (ii) the exercise price per Warrant Share hereunder; provided, however, that any fractional Warrant Shares resulting from such adjustment shall be rounded down to the nearest whole Warrant Share and that the Company shall have no obligation to make any cash or other payment with respect to such fractional Warrant Shares.

(b) Merger and Sale of Company.  In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of Common Stock of the Company; (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; (iv) a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation; or (v) such other transaction that is determined by the Committee to be a transaction having a similar effect (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action:

3

(1) The Committee in its sole and absolute discretion may cause the Warrant, or portion thereof outstanding, to be assumed or an equivalent award shall be substituted by such successor corporation of the Merger/Sale or any parent or affiliate thereof as determined by the Board (as defined below) is its discretion (the “Successor Corporation”), under substantially the same terms as the Warrant. For the purposes of this clause (b)(1), the Warrant shall be considered assumed if, following a Merger/Sale, the Warrant confers on the Grantee the right to purchase or receive, for each Warrant Share underlying the Warrant immediately prior to the Merger/Sale, either (i) the consideration (whether stock, cash, or other securities or property) distributed to or received by holders of shares of Common Stock in the Merger/Sale for each Warrant Share underlying the Warrant held on the effective date of the Merger/Sale (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock), which may be subject to vesting and other terms as determined by the Committee in its sole discretion, or (ii) regardless of the consideration received by the holders of shares of Common Stock in the Merger/Sale, solely shares (or their equivalent) of the Successor Corporation at a value to be determined by the Committee in its discretion, which may be subject to vesting and other terms as determined by the Committee in its discretion. The foregoing shall not limit the Committee authority to determine, in its sole discretion, that in lieu of such assumption or substitution of this Warrant for a warrant or option of the Successor Corporation, this Warrant will be substituted for any other type of asset or property, including under clause (b)(2) hereunder.

(2) In the event that the Successor Corporation does not agree to assume the Warrant or to substitute an equivalent warrant or option, then the Committee may (but shall not be obligated to), in lieu of such assumption or substitution of the Warrant and in its sole discretion, (i) provide for the Grantee to have the right to exercise the Warrant, or otherwise for the acceleration of vesting of the Warrant, as to all or part of the Warrant Shares, including Warrant Shares covered by the Warrant which would not otherwise be exercisable or vested, under such terms and conditions as the Committee shall determine, including the cancellation of the Warrant to the extent not exercised upon closing of the Merger/Sale; and/or (ii) provide for the cancellation of the Warrant at the closing of such Merger/Sale, and payment to the Grantee of an amount in cash as determined by the Committee to be fair in the circumstances, subject to such terms and conditions as determined by the Committee.

(c) Reservation of Rights. Except as expressly provided in this Section 7, the Grantee shall have no rights by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend (bonus shares), any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or shares of another company. Any issue by the Company of shares of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, type or price of Warrant Shares subject to the Warrant. The grant of the Warrant shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

4

8    No Special Employment Rights. Neither the granting of the Warrant nor its exercise shall be construed to confer upon the Grantee any right with respect to the continuation of his or her employment by the Company (or any subsidiary of the Company) or interfere in any way with the right of the Company (or any subsidiary of the Company), subject to the terms of the Employment Agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Grantee from the rate in existence as of the date hereof.

9    Tax Consequences.  (a)  All tax consequences under any Applicable Law which may arise from the grant of this Warrant or the exercise thereof, the sale or disposition of any Warrant Shares granted hereunder or issued upon exercise of this Warrant or from any other action of the Grantee in connection with the foregoing shall be borne and paid solely by the Grantee, and the Grantee shall indemnify the Company, and its subsidiaries and affiliates, and shall hold them harmless against and from any liability for any such tax or penalty, interest or indexation thereon. The Grantee agrees to, and undertakes to comply with, any ruling, settlement, closing agreement or other similar agreement or arrangement with any tax authority in connection with the foregoing which is approved by the Company.  The Grantee is advised to consult with a tax advisor with respect to the tax consequences of receiving or exercising this Warrant.  The Company does not assume any responsibility to advise the Grantee on such matters, which shall remain solely the responsibility of the Grantee.

(b) The Grantee shall notify the Company in writing promptly and in any event within ten (10) days after the date on which the Grantee first obtains knowledge of any tax bureau inquiry, audit, assertion, determination, investigation, or question relating in any manner to the Warrant granted or received hereunder or Warrant Shares issued thereunder and shall continuously inform the Company of any developments, proceedings, discussions and negotiations relating to such matter, and shall allow the Company and its representatives to participate in any proceedings and discussions concerning such matters. Upon request, the Grantee shall provide to the Company any information or document relating to any matter described in the preceding sentence, which the Company, in its discretion, requires.

10  No Rights of Stockholder. The Grantee shall not be deemed for any purpose to be a stockholder of the Company with respect to the Warrant except to the extent that the Warrant shall have been exercised with respect thereto and, in addition, a stock certificate shall have been issued theretofore and delivered to the Grantee.

11  Amendment.  The Board of Directors of the Company (the “Board”) or the Committee may on behalf of the Company amend this Agreement with the consent of the Grantee when and subject to such conditions as are deemed to be in the best interests of the Company.

12  Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.

5

13  Governing Law. The validity, construction and interpretation of this Agreement shall be governed by and determined in accordance with the laws of the State of New York.

[SIGNATURES ON NEXT PAGE]

6

IN WITNESS WHEREOF, the undersigned have executed this Warrant Agreement as of the date above written.

MEDIS TECHNOLOGIES LTD.

By:	/s/ Robert K. Lifton
Name: Robert K. Lifton
Title: Chairman

GRANTEE:

/s/ Jose Mejia
Name: Jose Mejia

7